CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated February 15, 2013, relating to the financial statements and financial highlights which appears in the December 31, 2012 Annual Report to Shareholders of T. Rowe Price Emerging Markets Bond Multi-Sector Account Portfolio and T. Rowe Price Emerging Markets Local Multi-Sector Account Portfolio (comprising T. Rowe Price Multi-Sector Account Portfolios, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Report of Independent Registered Public Accounting Firm” and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 24, 2013